EXHIBIT 10.2
SECURITY AGREEMENT
     THIS SECURITY AGREEMENT (as it may be amended or modified from time to time, this “Security Agreement”) is entered into as of April 29, 2008, by and among PACIFIC SUNWEAR OF CALIFORNIA, INC., a California corporation (the “Borrower”), PACIFIC SUNWEAR STORES CORP., a California corporation (“PSSC”), MIRALOMA CORP., a California corporation (“Miraloma”), and each additional entity that hereafter becomes a party to this Security Agreement by executing a joinder substantially in the form of Annex E hereto (collectively with the Borrower, PSSC and Miraloma, the “Grantors” and, each individually, a “Grantor”), and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) for the lenders party to the Credit Agreement referred to below.
PRELIMINARY STATEMENT
     Reference is hereby made (i) to the Credit Agreement dated as of April 29, 2008 (as it may be amended or modified from time to time, the “Credit Agreement”) by and among the Borrower, the banks and financial institutions from time to time party thereto as “Lenders” thereunder, the Administrative Agent, in its capacity as “Administrative Agent” for the Lenders, and the other entities from time to time party thereto; and (ii) the Guaranty dated as of April 29, 2008 (as it may be amended or modified from time to time, the “Subsidiary Guaranty”) by and among PSSC and Miraloma (together with each additional entity that hereafter becomes a party to such Subsidiary Guaranty, the “Guarantors”) in favor of the Administrative Agent, in its capacity as “Administrative Agent” for the Lenders.
     WHEREAS, it is a condition precedent to the Lenders’ willingness to make loans and extend credit to the Borrower under the Credit Agreement that each Grantor execute and deliver this Security Agreement and grant the security interests herein provided, and each Grantor is entering into this Security Agreement in order to induce the Lenders to make loans and extend credit to the Borrower under the Credit Agreement.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants set forth herein, each of the Grantors and the Administrative Agent, on behalf of the Lenders, hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.
     1.2. Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.
     1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, the following terms shall have the following meanings:

     “Account” has the meaning set forth in Article 9 of the UCC.
     “Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.
     “Cash Dominion Restoration Period” has the meaning set forth in the Credit Agreement.
     “Cash Dominion Triggering Event” has the meaning set forth in the Credit Agreement.
     “Collateral” has the meaning set forth in Article II.
     “Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Inventory or any landlord of any Grantor for any real property where any Inventory is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.
     “Concentration Accounts” has the meaning set forth in Section 7.1.
     “Control” has the meaning set forth in Section 9-104 or 9-107 (as applicable) of Article 9 of the UCC.
     “Control Agreement” has the meaning set forth in the Credit Agreement.
     “Deposit Account” has the meaning set forth in the Credit Agreement.
     “Document” has the meaning set forth in Article 9 of the UCC.
     “Effective Date” has the meaning set forth in the Credit Agreement.
     “Event of Default” means an event described in Section 5.1.
     “Excluded Accounts” has the meaning set forth in the Credit Agreement.
     “Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.
     “General Intangibles” has the meaning set forth in Article 9 of the UCC.
     “Inventory” has the meaning set forth in Article 9 of the UCC.
     “Payment Intangible” has the meaning set forth in Article 9 of the UCC.
     “Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.
     “Secured Obligations” means all “Secured Obligations” under and as defined in the Credit Agreement and all obligations of the Guarantors under the Subsidiary Guaranty, in each case, whether such obligations are due or to become due, now existing or hereafter arising, direct or indirect or absolute contingent.
     “Securities Account” has the meaning set forth in Article 8 of the UCC.
     “UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any Lender’s Lien on any Collateral.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
GRANT OF SECURITY INTEREST
     To secure the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Secured Obligations, each Grantor hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of itself and the Lenders, a security interest in all of its right, title and interest in, to the following personal property and other assets, whether now owned by, or hereafter acquired by or arising in favor of such Grantor (including under any trade name or derivations thereof), regardless of where located (all of which (excluding the Excluded Collateral) will be collectively referred to as the “Collateral”):
(i)	all cash and cash equivalents;

(ii)	all Credit Card Accounts;

(iii)	all Deposit Accounts and Securities Accounts;

(iv)	all Inventory;

(v)	all Documents relating to Inventory; and

(vi)	all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing.
     Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, the following (the “Excluded Collateral”): any of such Grantor’s rights or interests in or under, any license, contract, permit, Instrument, security or franchise to which such Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract, permit, Instrument, security or franchise, result in a breach of the terms of, or constitute a default under, such license, contract, permit, Instrument, security or franchise (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law (including the bankruptcy code) or principles of equity); provided, that (i) immediately upon the ineffectiveness, lapse or termination of any such provision the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect and (ii) to the extent that any such license, contract, permit, Instrument, security, franchise would otherwise constitute Collateral (but for the provisions of this paragraph), all proceeds resulting from the sale or disposition by any Grantor of any rights of such Grantor under such license, contract, permit, Instrument, security or franchise shall constitute Collateral.
     In addition to the security interest granted pursuant to this Article II, for the purpose of enabling the Administrative Agent to exercise the rights and remedies under Article V hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor (to the extent (and only to the extent) such Grantor is lawfully able to do so without breaching the terms of or defaulting in its obligations under any license, contract, permit, Instrument, security or franchise related to any Licensed Asset) hereby (a) grants to the Administrative Agent an irrevocable, nonexclusive license (exerciseable without payment of any royalty or other compensation to any Grantor) to use to the extent (and only to the extent) necessary for the sale, disposition, collection or other realization by the Administrative Agent of any Collateral: (i) all General Intangibles of such Grantor (including contract rights) and (ii) all of such Grantor’s books, records, customer lists, credit files, computer files, programs, printouts and other computer materials and records relating to any of the Collateral (the assets described in the foregoing clauses (i) and (ii) collectively, the “Licensed Assets”) and (b) agrees to grant the Administrative Agent access to (and, to the extent applicable, copies of) the Licensed Assets at all times after the occurrence and during the continuation of an Event of Default in order to enable the Administrative Agent to exercise any of the rights and remedies described in Article V hereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Each Grantor represents and warrants to the Administrative Agent and the Lenders that:
     3.1. Title, Perfection and Priority. Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder (except for minor defects in title that do not interfere with such Grantor’s ability to conduct its business as currently conducted or to utilize such Collateral for its intended purpose or such other defects as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), free and clear of all Liens except for Liens permitted under Section 4.1(e) hereof or Section 6.02 of the Credit Agreement, and has full power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto. The UCC-1 financing statement filed against such Grantor in the offices listed on Annex A is sufficient to perfect the security interest in favor of the Administrative Agent in that Collateral of such Grantor in which a security interest may be perfected by filing, subject only to Liens permitted under Section 4.1(e).
     3.2. Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of such Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number (if any) are set forth on Annex B.

     3.3. Principal Location. Such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), is disclosed on Annex B.
     3.4. Distribution Centers; Location of Records. The mailing address and location of each distribution center owned or leased by any Grantor (and, with respect to each leased distribution center, the name and mailing address of the landlord) is listed on Annex B. All books and records relating to the Collateral are held at the locations listed on Annex B.
     3.5. Deposit Accounts and Securities Accounts. All of such Grantor’s Deposit Accounts and Securities Accounts are listed on Annex C.
     3.6. Credit Card Processors. The name and address of each Credit Card Processor that is obligated to any Grantor in respect of any Credit Card Account is listed on Annex D.
     3.7. Exact Names. Such Grantor’s name in which it has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. Such Grantor has not, during the past five years, been a party to any merger or consolidation or, except as described on Annex B, been known by or used any other corporate or fictitious name.
     3.8. No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming the Administrative Agent on behalf of the Lenders as the secured party and (b) as permitted by Section 4.1(e).
ARTICLE IV
COVENANTS
     From the date of this Security Agreement, and thereafter until this Security Agreement is terminated, each Grantor agrees that:
     4.1. General.
          (a) Collateral Records. Such Grantor will maintain complete and accurate books and records, in all material respects, with respect to the Collateral owned by it, and furnish to the Administrative Agent, with sufficient copies for each of the Lenders, such reports relating to such Collateral as required by the Loan Documents.
          (b) Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all financing statements in order to maintain a first priority perfected security interest in the Collateral owned by such Grantor. Any financing statement filed by the Administrative Agent may be filed in any filing office in any UCC jurisdiction and may (i) indicate such Grantor’s Collateral by any description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Such Grantor also agrees to furnish any such information to the Administrative Agent promptly upon request. Such Grantor also ratifies its authorization for the Administrative Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
          (c) Further Assurances. Such Grantor will, if so requested by the Administrative Agent, furnish to the Administrative Agent, as often as required by the Loan Documents, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Administrative Agent may reasonably request, all in such detail as required pursuant to the Loan Documents. Such Grantor also agrees to take any and all actions reasonably necessary to defend title to the Collateral against all persons and to defend the security interest of the Administrative Agent in its Collateral and the priority thereof against any Lien not expressly permitted hereunder.
          (d) Disposition of Collateral. Such Grantor will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions specifically permitted pursuant to Section 6.06 of the Credit Agreement or otherwise pursuant to the Loan Documents.
          (e) Liens. Such Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the security interest created by the Loan Documents, (ii) Permitted Encumbrances and (iii) Liens permitted pursuant to Section 6.02(h) of the Credit Agreement.
          (f) Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except as permitted by Section 4.1(e).
          (g) Locations. Such Grantor will not maintain any Inventory owned by it at any location other than stores or facilities owned or leased by a Grantor (other than (i) Inventory in transit and (ii) offsite storage sites from time to time used by certain stores of such Grantor, provided that (x) the book value of Inventory located at each such storage site does not at any time exceed $250,000 and (y) the aggregate book value of Inventory located at all such storage sites used by all Grantors does not at any time exceed $500,000).
          (h) Compliance with Terms. Such Grantor will perform and comply with, in all material respects, all obligations in respect of the Collateral owned by it and all agreements to which it is a party or by which it is bound relating to such Collateral.

     4.2. Credit Card Accounts. Such Grantor will comply in all material respects with the provisions of Section 5.13 of the Credit Agreement with respect to all credit card processing agreements to which such Grantor is a party.
     4.3. Inventory. Such Grantor will use commercially reasonable efforts to maintain, preserve, protect and keep its Inventory in good and saleable condition, except for damaged or defective goods arising in the ordinary course of such Grantor’s business.
     4.4. No Interference. Such Grantor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies.
     4.5. Insurance. (a) All insurance policies maintained by the Grantors with respect to the Collateral, and all business interruption policies maintained by the Grantors, shall name the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent, which provide that: (i) all proceeds thereunder with respect to any Collateral in excess of $1,000,000 per occurrence shall be payable to the Administrative Agent; and (ii) with respect to any property and casualty policy with respect to Inventory, such policy and the related loss payable or mortgagee clauses may not be canceled or terminated prior to the expiration date of such policy without at least thirty days prior written notice given to the Administrative Agent. All general liability policies maintained by the Grantors shall name the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) as an additional insured.
          (b) All premiums on any such insurance shall be paid when due by such Grantor, and copies of the policies delivered to the Administrative Agent. If such Grantor fails to obtain any insurance as required by this Section, the Administrative Agent may obtain such insurance at the Borrower’s expense.
     4.6. Collateral Access Agreements. Such Grantor shall use commercially reasonable efforts for a period of 60 days after the Effective Date (or for a period of 60 days after the execution date of such lease, as applicable) to obtain a Collateral Access Agreement from the lessor of each headquarters site and each Leased Distribution Center (other than the Kansas Distribution Facility) (collectively, the “Specified Sites”) which agreement or letter shall provide access rights, contain a waiver or subordination of Liens or claims that the landlord or mortgagee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. Such Grantor shall timely and fully pay and perform its obligations in all material respects under all leases under which Grantor is a lessee relating to any Specified Site where any Collateral is or may be located.
     4.7. Control Agreements. Contemporaneously with the execution of this Security Agreement, the Grantors have delivered to the Administrative Agent Control Agreements with respect to each of the Deposit Accounts listed on Part A of Annex C attached hereto.

     4.8. Change of Name or Location; Change of Fiscal Year. Such Grantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least ten Business Days prior written notice of such change. Such Grantor shall not change its fiscal year which currently ends on the Saturday closest to January 31 of each calendar year.
ARTICLE V
EVENTS OF DEFAULT AND REMEDIES
          (a) Events of Default. The occurrence of any “Event of Default” under, and as defined in, the Credit Agreement shall constitute an Event of Default hereunder.
     5.2. Remedies.
          (a) Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may exercise any or all of the following rights and remedies:
               (i) those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document; provided that, this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Lenders prior to an Event of Default;
               (ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement; and
               (iii) without notice (except as specifically provided in Section 8.1 or in the Loan Documents), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable.
          (b) In addition to (and without limitation of) all of the rights of the Administrative Agent set forth herein, after the occurrence of a Cash Dominion Triggering Event and until such time as a Cash Dominion Restoration Period shall have occurred the Administrative Agent shall have all of the rights set forth in Section 7.2 (it being understood, for the avoidance of doubt, that notwithstanding anything to the contrary set forth in the Loan Documents, the Administrative Agent shall have the right to give notice of control under any

Control Agreement or any Processor Control Agreement/Letter only after the occurrence of a Cash Dominion Triggering Event and before the completion of a Cash Dominion Restoration Period and the Administrative Agent does not have the right to give any such notice of control during any other period.)
          (c) The Administrative Agent, on behalf of the Lenders, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
          (d) The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the Lenders, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.
          (e) Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and Lenders), with respect to such appointment without prior notice or hearing as to such appointment.
          (f) If, after the Credit Agreement has terminated by its terms and all of the Obligations have been paid in full, there remain Swap Obligations to any Lender or any of its Affiliates outstanding, the applicable Lenders and their applicable Affiliates may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any Swap Obligations pursuant to the terms of the Swap Agreement.
          (g) Notwithstanding the foregoing, neither the Administrative Agent nor the Lenders shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.
     5.3. Grantor’s Obligations Upon Event of Default. Upon the request of the Administrative Agent after the occurrence and during the continuation of an Event of Default, each Grantor will:
          (a) assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places specified by the Administrative Agent, whether at a Grantor’s premises or elsewhere;

          (b) permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy; and
          (c) at its own expense, cause the independent certified public accountants then engaged by each Grantor to prepare and deliver to the Administrative Agent and each Lender, at any time, and from time to time, promptly upon the Administrative Agent’s request, the following reports with respect to the applicable Grantor: (i) a reconciliation of all Credit Card Accounts; (ii) trial balances; and (iii) a test verification of Credit Card Accounts.
ARTICLE VI
CREDIT CARD ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY
     6.1. Credit Card Account Verification. The Administrative Agent may at any time, in the Administrative Agent’s own name, in the name of a nominee of the Administrative Agent, or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with Credit Card Processors of any Grantor to verify with such Persons, to the Administrative Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Credit Card Accounts.
     6.2. Authorization for Secured Party to Take Certain Action.
          (a) Subject to the provisions of Section 6.2(b), each Grantor irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (iv) to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in Sections 7.2 and 7.3, (v) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for Permitted Encumbrances and Liens permitted under Section 6.02(h) of the Credit Agreement), (vi) to contact Credit Card Processors, (vii) to demand payment or enforce payment of Credit Card Accounts in the name of the Administrative Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to Credit Card Accounts or the proceeds of the sale of Inventory, (viii) to exercise rights and remedies with respect to the collection of Credit Card Accounts and other Collateral, (ix) to settle, adjust, compromise, extend or renew Credit Card Accounts, (x) to settle, adjust or compromise any legal proceedings brought to collect Credit Card Accounts, (xi) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Credit Card Processor of such Grantor, (xii) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with Credit Card Accounts or Inventory, (xiii) to change the address for delivery of mail addressed to such Grantor to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (xiv) to do all other acts and things reasonably necessary to carry out this Security Agreement; and such Grantor agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent in connection with any of the foregoing; provided that, this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.
          (b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and Lenders, under this Section 6.2 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent agrees that, except for the powers granted in (x) Sections 6.2(a)(i), 6.2(a)(iii), 6.2(a)(vi) (in the case of such Section 6.2(a)(vi), solely with respect to Credit Card Account verification as provided in Section 6.1) and 6.2(a)(xiv) which may be exercised by the Administrative Agent at any time and (y) Sections 6.2(a)(ii) and 6.2(a)(iv) which may be exercised by the Administrative Agent at any time after the occurrence of a Cash Dominion Triggering Event and until the completion of a Cash Dominion Restoration Period, the Administrative Agent shall not exercise any power or authority granted to it under Section 6.2(a) unless an Event of Default has occurred and is continuing.
     6.3. Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE ADMINISTRATIVE AGENT, NOR ANY LENDER, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.
ARTICLE VII
COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; CREDIT CARD
PROCESSORS; DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS
     7.1. Collection of Credit Card Accounts. The Borrower has established certain Deposit Accounts with Bank of America, N.A. into which cash, checks, electronic funds transfers and other similar payments relating to or constituting payments made in respect of

Credit Card Accounts are and will continue to be deposited (the “Concentration Accounts”), which Concentration Accounts are identified as such on Annex D. Each Grantor shall cause all payments and other proceeds in respect of Credit Card Accounts to be remitted directly to the Concentration Accounts (subject to the Administrative Agent’s right following the occurrence of a Cash Dominion Triggering Event until the completion of a Cash Dominion Restoration Period related thereto to direct Credit Card Processors to remit payments in respect of Credit Card Accounts directly to the Administrative Agent.
     7.2. Cash Dominion. At any time after the occurrence of a Cash Dominion Triggering Event and until the completion of the Cash Dominion Restoration Period related thereto, the Administrative Agent shall have the right (i) to declare that full cash dominion is in effect, (ii) to give a notice of sole control or other instruction under any Processor Control Agreement/Letter, (iii) to notify each banking institution, securities broker or securities intermediary at which any Grantor maintains Deposit Accounts (including the Concentration Accounts) or Securities Accounts (in each case, other than Excluded Accounts) with respect to which there is a Control Agreement, that (A) the Administrative Agent has taken full dominion and control over all Deposit Accounts and Securities Accounts (in each case, other than Excluded Accounts) with respect to which there is a Control Agreement, and all funds from time to time on deposit therein, (B) such banking institutions, securities brokers and securities intermediaries shall follow all instructions given by the Administrative Agent with respect to such Deposit Accounts and Securities Accounts, and (C) such banking institutions shall remit directly to the Administrative Agent on a daily basis (or on such other basis as the Administrative Agent shall direct) all funds from time to time deposited into such Deposit Accounts and Securities Accounts, and (iv) to automatically apply, on a daily basis, all funds remitted to the Administrative Agent from such Deposit Accounts and Securities Accounts, and all other proceeds of the Collateral, to repay the Loans and other Obligations in accordance with Sections 2.10(b) and 2.18 of the Credit Agreement.
     7.3. Application of Collateral Proceeds. In the case of any sale or other disposition of Collateral by the Administrative Agent in the exercise of its remedies provided herein or in any other Loan Document, the proceeds of such sale or other disposition shall be applied in accordance with Section 2.18 of the Credit Agreement. In the event that the proceeds from any sale or other disposition of Collateral are insufficient to pay all Secured Obligations in full, the Grantors shall remain liable for any deficiency, including any attorneys’ fees and other expenses incurred by the Administrative Agent or any Lender to collect such deficiency.
     7.4. Restoration of Pre-Cash Dominion Triggering Event Cash Management. If the Administrative Agent has given any notice of full dominion or sole control or other similar instruction under any Processor Control Agreement/Letter or under any Control Agreement after the occurrence of a Cash Dominion Triggering Event, then upon the completion of the Cash Dominion Restoration Period with respect thereto, the Administrative Agent shall take all necessary actions and/or refrain from taking actions, in each case to permit the Grantors to regain access to and to have the right to direct the disposition of the funds and securities held in or subject to the Deposit Accounts, Securities Accounts and Credit Card Processor Agreements over which the Administrative Agent had exercised full dominion and control, which actions shall include (i) executing amendments to the applicable Control Agreements and/or Processor Control Agreements/Letters (or, subject to the immediately following sentence, replacements of the applicable Control Agreements and/or Processor Control Agreements/Letters) to effect the foregoing and (ii) giving notices and instructions to counterparties to the applicable Control Agreements and/or Processor Control Agreements/Letters to effect the foregoing; provided that after giving effect to the execution of such amendments and delivery of notices and instructions, the Administrative Agent shall continue to have all rights under Section 7.2 at any time after the occurrence of a subsequent Cash Dominion Triggering Event and until the completion of the Cash Dominion Restoration Period with respect thereto. Without limiting the generality of the foregoing, with respect to any Processor Control Agreement/Letter or Control Agreement (collectively, “Existing Control Agreements”) existing as of the occurrence of any Cash Dominion Triggering Event, if, following the completion of the Cash Dominion Restoration Period with respect to such Cash Dominion Triggering Event, the Grantors shall have obtained a replacement Processor Control Agreement/Letter or Control Agreement (as applicable) with respect to such Existing Control Agreement, the Administrative Agent shall deliver a notice to the applicable financial institution or Credit Card Processor terminating such Existing Control Agreement; provided, that the Administrative Agent shall have no obligation to deliver such notice of termination until such time as the Grantors shall have delivered to the Administrative Agent a replacement Processor Control Agreement/Letter or Control Agreement (as applicable) with respect to such Existing Control Agreement.
ARTICLE VIII
GENERAL PROVISIONS
     8.1. Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article IX, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any Lender arising out of the repossession, retention or sale of the Collateral, except such as arise out of the gross negligence or willful misconduct of the Administrative Agent or such Lender as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Lender, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.
     8.2. Limitation on Administrative Agent’s and Lenders’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each Lender shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any Lender shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Credit Card Processors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Credit Card Processors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.
     8.3. Compromises and Collection of Collateral. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Credit Card Accounts, that certain of the Credit Card Accounts may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Credit Card Account may exceed the amount that reasonably may be expected to be recovered with respect to a Credit Card Account. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Credit Card Account, accept in full payment of any Credit Card Account such amount as the Administrative Agent in its sole discretion shall determine or abandon any Credit Card Account, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.
     8.4. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and the Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 8.4. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.
     8.5. Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(d), 4.1(e), 4.2, 4.5, 4.6, 4.7, 4.8, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Lenders to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Grantors.
     8.6. Dispositions Not Authorized. No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(d) or otherwise permitted under the Loan Documents and notwithstanding any course of dealing between any Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(d) or otherwise permitted under the Loan Documents) shall be binding upon the Administrative Agent or the Lenders unless such authorization is in writing signed by the Administrative Agent.
     8.7. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Administrative Agent or any Lender to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Secured Obligations have been paid in full.
     8.8. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in any this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.
     8.9. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     8.10. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the Lenders and their respective successors and permitted assigns (including all persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein permitted by the Loan Documents shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, hereunder.
     8.11. Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.
     8.12. Taxes and Expenses. Any material taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Grantors, together with interest and penalties, if any. The Grantors shall reimburse the Administrative Agent for any and all reasonable out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

     8.13. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.
     8.14. Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations (other than Unliquidated Obligations) have been indefeasibly paid and performed in full and all outstanding Letters of Credit have expired or terminated or have been cash collateralized in accordance with the terms of the Credit Agreement and no commitments of the Administrative Agent or the Lenders which would give rise to any Secured Obligations are outstanding.
     8.15. Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Administrative Agent relating to the Collateral.
     8.16. CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
     8.17. CONSENT TO JURISDICTION. EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AND EACH GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GRANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
     8.18. WAIVER OF JURY TRIAL. EACH GRANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY

AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
     8.19. Indemnity. Each Grantor hereby agrees to indemnify the Administrative Agent and the Lenders, and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent or any Lender is a party thereto) imposed on, incurred by or asserted against the Administrative Agent or the Lenders, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral, in each case except such as arise out of the gross negligence or willful misconduct of the Administrative Agent or such Lender as finally determined by a court of competent jurisdiction.
     8.20. Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart.
     8.21. Lien Absolute. All rights of the Administrative Agent hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional irrespective of:
          (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;
          (c) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;
          (d) the insolvency of any Person; or
          (e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Grantor.
     8.22. Release.
          (a) At the time provided in Section 9.02(c)(i)(A) of the Credit Agreement, the Collateral shall be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral of such Grantor held by the Administrative Agent hereunder and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
          (b) If the Administrative Agent shall be directed or permitted pursuant to Section 9.02(c)(i)(B), (C) or (D) of the Credit Agreement to release any Lien created hereby upon any Collateral (including any Collateral sold or disposed of by any Grantor in a transaction permitted by the Credit Agreement), such Collateral shall be released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in, Section 9.02(c)(i)(B), (C) or (D) of the Credit Agreement. In connection therewith, the Administrative Agent, at the request and sole expense of the Grantors, shall execute and deliver to the Grantors all releases or other documents, including, without limitation, UCC termination statements, reasonably necessary or desirable for the release of the Lien created hereby on such Collateral. If the Administrative Agent shall be directed or permitted pursuant to Section 9.02(c)(ii)(B) of the Credit Agreement to release any Grantor from its obligations, at the request and sole expense of the Grantors, such Grantor shall be released from its obligations.
     8.23. Joinder. Any other Subsidiary of the Borrower that is required to become a party to the Agreement pursuant to Section 5.14 of the Credit Agreement may become a party hereto by executing and delivering to the Administrative Agent a joinder hereto substantially in the form of Annex E hereto and upon the execution and delivery of such joinder to the Administrative Agent such Subsidiary shall be become a “Grantor” hereunder and shall become bound by the terms and provisions hereof with the same force and effect as if originally named a Grantor herein. The obligations each Grantor hereunder shall remain in full force and effect notwithstanding the additional of any new Grantor hereunder.
ARTICLE IX
NOTICES
     9.1. Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent by United States mail, telecopier, personal delivery or nationally established overnight courier service, and shall be deemed received (a) when received, if sent by hand or overnight courier service, or mailed by certified or registered mail notices or (b) when sent, if sent by telecopier (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), in each case addressed to the Grantors at the notice address set forth on Annex B hereto, and to the Administrative Agent and the Lenders at the addresses set forth in accordance with Section 9.01 of the Credit Agreement.
     9.2. Change in Address for Notices. Each of the Grantors, the Administrative Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X
THE ADMINISTRATIVE AGENT
     JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Lenders hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII. Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Grantors and the Administrative Agent have executed this Security Agreement as of the date first above written.

GRANTORS: PACIFIC SUNWEAR OF CALIFORNIA, INC.
By:	/s/ Michael L. Henry
Michael L. Henry
Chief Financial Officer and Secretary

PACIFIC SUNWEAR STORES CORP.
By:	/s/ Michael L. Henry
Michael L. Henry
Chief Financial Officer and Secretary

MIRALOMA CORP.
By:	/s/ Michael L. Henry
Michael L. Henry
Chief Financial Officer and Secretary

ADMINISTRATIVE AGENT: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	/s/ Joseph A. Lisack
Joseph A. Lisack
Vice President